Exhibit 2.1

Execution Version

FIRST AMENDMENT TO BUSINESS COMBINATION AGREEMENT

This First Amendment to Business Combination Agreement (this “First Amendment”) is made and entered into as of March 20, 2023, by and among (i) Relativity Acquisition Corp., a Delaware corporation (together with its successors, the “Purchaser”), (ii) Relativity Acquisition Sponsor, LLC, a Delaware limited liability company, in the capacity as the representative from and after the Effective Time (as defined in the Original Agreement) for the stockholders of Pubco (other than the Sellers) in accordance with the terms and conditions of the Original Agreement (the “Purchaser Representative”), and (iii) Timothy J. Fullum in the capacity as the representative from and after the date of the Original Agreement for the Sellers in accordance with the terms and conditions of the Original Agreement (the “Seller Representative”). The Purchaser, the Purchaser Representative, and the Seller Representative are sometimes referred to herein individually as a “Party” and, collectively, as the “Parties”. Capitalized terms used but not otherwise defined herein shall have the respective meanings assigned to such terms in the Original Agreement.

RECITALS:

A. The Parties, Relativity Holdings Inc., a Delaware corporation and a wholly owned subsidiary of the Purchaser (“Pubco”), Relativity Purchaser Merger Sub Inc., a Delaware corporation and a wholly owned subsidiary of Pubco, SVES GO, LLC, a Florida limited liability company, SVES LLC, a Florida limited liability company, SVES CP LLC, a Florida limited liability company and SVES APPAREL LLC, a Florida limited liability company, SVGO LLC, ESGO LLC, SV Apparel LLC and ES Business Consulting LLC (each, a “Seller” and collectively, the “Sellers”, and Timothy J. Fullum and Salomon Murciano are parties to that certain Business Combination Agreement made and entered into as of February 13, 2023 (the “Original Agreement”).

B. The Parties desire to amend the Original Agreement in accordance with Section 10.9 thereof (as amended from time to time, including by this First Amendment, the “Business Combination Agreement”) on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, and the other provisions contained in this First Amendment, and intending to be legally bound hereby, the Parties hereto agree as follows:

1.	Amendments to Business Combination Agreement.

(a) The second sentence of Section 6.3 of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“Each Party agrees that (i) Purchaser shall have until 5:00 p.m. on April 7, 2023, to conduct additional due diligence (the “Due Diligence Period”) on the Target Companies to determine whether any facts exist that would result, individually or in the aggregate, in a reduction of the valuation of the Target Companies by an amount equal to or greater than five percent (5%) of the Contribution Consideration (such 5% reduction in valuation, a “Material Reduction”) and (ii) notwithstanding anything herein to the contrary, the Sellers, prior to 5:00 p.m. on February 21, 2023, shall deliver the Company Disclosure Schedules to the Purchaser.”

2. Miscellaneous. Except as expressly provided in this First Amendment, all of the terms and provisions in the Original Agreement are and shall remain unchanged and in full force and effect, on the terms and subject to the conditions set forth therein. This First Amendment does not constitute, directly or by implication, an amendment or waiver of any provision of the Original Agreement, or any other right, remedy, power or privilege of any party, except as expressly set forth herein. Any reference to the Business Combination Agreement in the Business Combination Agreement or any other agreement, document, instrument or certificate entered into or issued in connection therewith shall hereinafter mean the Original Agreement, as amended by this First Amendment (or as the Business Combination Agreement may be further amended or modified after the date hereof in accordance with the terms thereof). The Original Agreement, as amended by this First Amendment, together with the documents or instruments attached hereto or thereto or referenced herein or therein, constitutes the entire agreement between the parties with respect to the subject matter of the Business Combination Agreement, and supersedes all prior agreements and understandings, both oral and written, between the Parties with respect to its subject matter. If any provision of the Original Agreement is materially different from or inconsistent with any provision of this First Amendment, the provision of this First Amendment shall control, and the provision of the Original Agreement shall, to the extent of such difference or inconsistency, be disregarded. This First Amendment shall be interpreted, construed, governed and enforced in a manner consistent with the Original Agreement, and, without limiting the foregoing, Section 9.1 and Sections 10.1 through 10.15 of the Original Agreement are hereby incorporated herein by reference as if fully set forth herein, and such provisions apply to this First Amendment as if all references to the “Agreement” contained therein were instead references to this First Amendment.

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IN WITNESS WHEREOF, each Party hereto has caused this First Amendment to be signed and delivered as of the date first written above.

The Purchaser:

RELATIVITY ACQUISITION CORP.

By:	/s/ Tarek Tabsh
	Name:	Tarek Tabsh
	Title:	Chief Executive Officer

The Purchaser Representative:

RELATIVITY ACQUISITION SPONSOR, LLC,
solely in the capacity as the Purchaser
Representative hereunder

By:	/s/ Tarek Tabsh
	Name:	Tarek Tabsh
	Title:	Managing Member

[Signature Page to First Amendment to Business Combination Agreement]

The Seller Representative:

Timothy J. Fullum, solely in the capacity as
the Seller Representative hereunder

/s/ Timothy J. Fullum
Timothy J. Fullum

[Signature Page to First Amendment to Merger Agreement]

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